Statement showing the amount of the single insured bond which each Fund would have provided and maintained had it not been named as an insured under the joint insured bond

Sentinel Group Funds, Inc.

Small/Mid Cap Fund	$ 175,000
Growth Leaders Fund	250,000
Short Maturity Government Fund	750,000
Conservative Allocation Fund	450,000
Government Securities Fund	900,000
International Equity Fund	525,000
Government Money Market Fund	525,000
Mid Cap Growth Fund	400,000
Small Company Fund	1,250,000
Balanced Fund	600,000
Common Stock Fund	1,000,000
Capital Growth	450,000
Mid Cap Value	525,000
Georgia Municipal Bond	300,000
Sustainable Growth Opportunities	450,000
Sustainable Core Opportunities	525,000

Sentinel Variable Products Trust

Small Company Fund	350,000
Money Market Fund	250,000
Mid Cap Growth Fund	225,000
Common Stock Fund	525,000
Balanced Fund	225,000
Bond Fund	400,000

Sum	$ 11,050,000

Distributed by Sentinel Financial Services Company
One National Life Drive, Montpelier, Vermont 05604 (800) 282-FUND